CERTIFICATE OF CORRECTION

                                     TO THE

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
           AND OTHER RIGHTS AND QUALIFICATIONS OF SERIES A CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                         QUERYOBJECT SYSTEMS CORPORATION

                              ---------------------


                  QUERYOBJECT SYSTEMS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

                  1. The name of the Corporation is QUERYOBJECT SYSTEMS CORPORATION.

                  2. The Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock of the
Corporation filed with the Secretary of State of Delaware on October 9, 1998 (the "Certificate of Designations") contains an inaccurate record of the corporate action taken therein, and the Certificate of Designations requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

                  3. The inaccuracy in the Certificate of Designations is as follows:

                           Certain ranking and liquidation provisions contained
in the Certificate of Designations are incorrectly set forth.

                  4. Section 1 of the Certificate of Designations is corrected and restated to read in its entirety as follows:

                  A. Designations and Amount and Rank. One Million Eight Hundred Eighty-One Thousand (1,881,000) shares of the Preferred Stock of the Corporation, par value $.001 per share, shall constitute a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The Series A Preferred Stock shall rank senior to all classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding (provided, however, that the Series A Preferred Stock shall rank pari passu with respect to rights on liquidation, dissolution or winding up of the Corporation with up to 119,000 shares of Preferred Stock of the Corporation, par value $.001 per share, constituting a series of Preferred Stock designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock) that may be designated and issued by the Corporation) including, without limitation, the Common Stock, par value $.001 per share of the Corporation (the "Common Stock"), and any other classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding (collectively, the "Junior Securities"). In addition, the Corporation will not issue any class or series of any class or capital stock, other than the Series B Preferred Stock, that ranks pari passu with the Series A Preferred Stock with respect to rights on liquidation, dissolution or winding up of the Corporation.

                  5. Section 3 of the Certificate of Designations is corrected and restated to read in its entirety as follows:

                  Rights on Liquidation, Dissolution or Winding Up, Etc.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution, Change of Control (as hereinafter defined) or winding up of the Corporation (each, a "Liquidation"), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

                           (i) The holders of Series A Preferred  Stock shall be
                  entitled to receive, prior and in preference to any distribution to the holders of Common Stock, any other series or class of Preferred Stock (except the Series B Preferred Stock, if and when such Series B Preferred Stock is designated and issued) or any other class of the Corporation's capital stock, whether now existing or hereafter created, an amount equal to the sum of (A) the greater of (1) the amount they would have received had they converted all of the shares of Series A Preferred Stock into shares of Common Stock immediately prior to such Liquidation and (2) the Stated Value (as hereinafter defined) per share for each share of Series A Preferred Stock then outstanding and (B) an amount equal to all declared but unpaid dividends on such share of Series A Preferred Stock as of the date of such Liquidation. The "Stated Value" of each share of Series A Preferred Stock shall, without adjustment, be $2.00.

                           (ii) After  distribution  of the amounts set forth in
                  Section   3(a)(i)   hereof,   the  remaining   assets  of  the
                  Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of issued and outstanding shares of Common Stock.

                  (b) A "Change of Control" means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group or (ii) the merger or consolidation of the Corporation with or into another corporation or corporations with the effect that the then existing stockholders of the Corporation hold less than 50% of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

                  QUERYOBJECT SYSTEMS CORPORATION has caused this Certificate of Correction of Certificate of Designations to be signed by _______________, its ____________________, this __ day of October, 1998.


                                   QUERYOBJECT SYSTEMS CORPORATION


                                   By:________________________________________
                                       Name:
                                       Title:



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